(Certain information has been omitted from this exhibit and filed separetly with the SEC pursuant to a request for confidential treatment under Rule 24b-2)

                                                                   Exhibit 10.16

                                LICENSE AGREEMENT

         AGREEMENT made and effective as of the 26th day of February, 1996, by and between CNS, Inc., a Delaware corporation ("Licensee"), and Scott Dahlbeck, M.D. ("Licensor").

                                 R E C I T A L S

         WHEREAS, Licensor is now and has been engaged in developing certain Products (as defined in Subsection 1.1) for use in preventing dental damage;

         WHEREAS, the Products embody inventions and designs owned by Licensor and Licensor has available certain know-how relating to the Products;

         WHEREAS, Licensor owns or controls, or may hereafter own or control, certain know-how, patents or patent applications relating to the Products;

         WHEREAS, Licensor desires to license to Licensee and Licensee desires to license from Licensor certain know-how and patent applications of Licensor relating to the Products.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth and other good consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. GENERAL DEFINITIONS. As used herein, the following terms shall be defined in the manner set forth below:

         1.1 Products. The term "Products" shall mean the Laryngoscope Dental Warning System and parts, and components therefor and related thereto, all improvements thereto, and any other products similar in function or purpose to such product developed by Licensor during the term of this Agreement using any Licensed Patents or Know-how.

         1.2 Know-how. The term "Know-how" shall mean any and all tangible and intangible information, technology, documents and materials in the possession and control of Licensor, necessary in order to enable Licensee to utilize fully the rights granted by Licensor to Licensee hereunder and shall include, without limiting the foregoing, the ideas, concepts, confidential information, trade secrets and techniques, as well as all the materials, documents, manuals, schematics, blueprints, specifications, patterns, art work, bills of materials and technical specifications and other information of Licensor relating to the Products.

         1.3 Licensed Patents. The Term "Licensed Patents" shall mean the following: (i) the United States patent applications listed on Schedule 1.3 attached hereto and any patents arising therefrom; (ii) the rights, patents and patent applications, if any, in any country or jurisdiction in the world corresponding to the United States patent applications listed on Schedule 1.3 attached hereto; and (iii) any division, continuation, continuation-in-part, divisional, reissued or extended letters patent, applications and petty patents, utility models, utility model conversions, inventor's certificates relating to any of the foregoing United States patents and patents pending and foreign patent rights, which may be developed, acquired or controlled by Licensor during the term of this Agreement and with respect to which Licensor shall have the right to grant the license hereinafter provided.

         1.4 Contract Year and Quarter. The term "Contract Year" shall mean each period of twelve consecutive months commencing on January 1 of the year designated in Subsection 4.2. The term "Contract Quarter" shall mean each period of three consecutive months commencing each January 1, April 1, July 1 and October 1.

         1.5 Net Sales. The term "Net Sales" shall mean the net amount collected by Licensee from any end-user, sublicensee, assignee or other person relating to or arising from the sale of Products after the deduction of (i) any amounts repaid or credited by reason of rejections or returns and (ii) trade and quantity discounts actually allowed and taken.

         1.6 Earned Royalty. The term "Earned Royalty" shall mean the royalty payable to Licensor on Products.

         2. GRANT OF LICENSES.

         2.1 Patent and Know-how License. Licensor hereby grants to Licensee an exclusive, worldwide, transferable license to manufacture, have manufactured, use, lease, sell and otherwise practice the Products and all Know-how and any invention disclosed or claimed in any of the Licensed Patents.

         2.2 Sublicenses and Assignments. Subject to the further provisions of this Subsection 2.2, Licensee may sublicense and/or assign to any third party, including affiliates of Licensee, any and all rights granted hereunder. For any sublicense and/or assignment granting rights to sell Products to parties other than Licensee to be valid, Licensee shall, prior to any such assignment or sublicense, enter into a written assignment and/or sublicense agreement with such proposed sublicensee and/or assignee under which the assignee and/or sublicensee agrees to (i) make payments of royalties to Licensee at commercially reasonable rates based upon the sale of Products, and (ii) provide Licensee records, data and other information necessary to verify the assignee's and/or sublicensee's performance of its obligations under such sublicense and/or assignment agreement. Licensee agrees that it shall take all such action as is reasonable in order to fully enforce the obligations of any such sublicensee and/or assignee under any such sublicense and/or assignment agreement.

         2.3 Patent Costs. Licensor shall be responsible for and pay all patent costs and expenses to be incurred in obtaining, prosecuting, owning and maintaining any of the Licensed Patents issued or to be issued under the law of any jurisdiction, including filing, prosecution, working and maintenance costs and taxes; provided, however, that Licensee shall, at Licensor's request, be responsible for and pay all costs and expenses to be incurred in maintaining any of the Licensed Patents issued or to be issued in a foreign jurisdiction, which payments will be deducted from any future royalty payments on foreign sales of the Products.

         2.4 Exploitation. Except as set forth in Section 8, Licensee shall not be under any obligation to use, exploit, develop or market any license under this Agreement. Licensee shall be entitled to use its sole business judgment in deciding the manner and extent, if any, of any exploitation of any licenses granted hereunder and in deciding whether to use any other products, devices, techniques or technology competing therewith in any field of use.

         3. REPRESENTATIONS AND WARRANTIES.

         3.1 Licensor hereby warrants and represents to Licensee as follows:

         (a) This Agreement has been duly authorized, executed and delivered by Licensor and constitutes a valid and binding obligation of Licensor, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Licensor and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of any agreement or instrument to which Licensor is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which Licensor is subject.

         (b) Licensor owns all the rights with respect to the Products, Licensed Patents and Know-how.

         (c) To Licensor's knowledge, there is no reason that enforceable patents will not issue in the United States from the applications listed on
Schedule 1.3, or in any other jurisdiction where corresponding rights are sought.

         (d) To Licensor's knowledge, the Products, Licensed Patents and Know-how do not infringe on any patent, copyright or other intellectual property right of any third party.

         (e) Licensor has not received notice of any claims, actions, suits or proceedings pending or threatened effecting Licensor, the Licensed Patents or Know-how, which, if adversely determined, would have a material adverse effect upon Licensee's ability to manufacture, have manufactured, use or sell the Products or otherwise practice the rights and technology licensed to Licensee by Licensor under this Agreement, and to Licensor's knowledge, there is no reasonable basis for anyone to bring such claims, actions, suits or proceedings.

         (f) Licensor has not received any claim from any third-party proceedings relating to the Licensed Patents, Know-how, or the Products which are based upon infringement of any patent or misappropriation or misuse of trade secrets.

         3.2 Licensee hereby warrants and represents to Licensor as follows:

         (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) This Agreement has been duly authorized, executed and delivered by Licensee and constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Licensee and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any material breach of any of the provisions of, or constitute a material default under, or result in a material violation of, or require any authorization, consent or approval, under the provisions of Licensee's Certificate of Incorporation or Bylaws or any other agreement or instrument to which Licensee is bound or affected, or any law, statute, rule, regulation, judgment order or decree to which Licensee is subject.

         4. CONSIDERATION AND REPORTS.

         4.1 Fixed License Fees. Licensee agrees to pay to Licensor the following amounts: (a) $15,000 upon the execution of this Agreement; and (b) $35,000 upon receiving clearance to market the Products from the Food and Drug Administration, which amount will be credited as a prepayment of royalties.

         4.2 Royalties. Licensee agrees to pay to Licensor royalties as follows based on the Net Sales of Products: (a) 5% of Net Sales of the Products; and (b) 3% of Net Sales of any disposable blade products which are manufactured by Licensee and which incorporate the Product into the blade. The royalty provided for in this Section 4 shall be terminated if and when the Licensed Patents are invalidated or expire. The Earned Royalty due hereunder shall be payable each Contract Quarter as set forth in Subsection 4.4.

         4.3 Minimum Royalties. To maintain its rights hereunder, Licensee shall pay to Licensor minimum royalties beginning in the first complete calendar quarter after FDA approval of the Products. Within forty-five (45) days after the end of each Contract Quarter after the commencement of the minimum royalties and during the remaining term of this Agreement, Licensee shall pay Licensor the minimum royalties specified on Schedule 4.3 less (i) the aggregate amount of Earned Royalties actually paid to Licensor for the Contract Quarter ended, (ii) the amount of royalties paid to Licensor in any Contract Quarter for that Contract Year which exceeded the minimum royalties for that Contract Quarter
(iii) the aggregate amount of royalties paid by any sublicensee or assignee of this Agreement. Licensee's failure to pay any and all amounts payable under the preceding sentence within forty-five (45) days after receipt of written notice from Licensor that such amounts have not been timely paid shall render the licenses granted hereunder void, and thereupon Licensee shall have no further rights or interests of any kind or nature with respect to the Products, Knowhow, Licensed Trademarks or Licensed Patents and Licensee shall take any and all action that Licensor may request to further document the provisions hereof. In the event that Licensee complies with Section 4.2 but fails to pay the minimum royalties due under this Section 4.3, Licensor's exclusive remedy is to terminate this Agreement, and Licensor will not be entitled to any damages or injunctive or mandatory relief relating to Licensee's obligations under this
Section 4.3.

         4.4 Quarterly Payments. All royalties due Licensor from Licensee hereunder shall be payable on a Contract Quarterly basis. Within forty-five (45) days after the end of each Contract Quarter during the term of this Agreement, Licensee shall pay to Licensor the royalty due Licensor under Subsections 4.2 and 4.3 through the end of the preceding Contract Quarter and shall furnish Licensor with a written statement setting forth the number of Products sold and the Net Sales received during such Contract Quarter, and the resulting amount of the royalty due Licensor under Subsections 4.2 and 4.3.

         4.5 Late Payment. Licensee shall pay a late payment fee to Licensor calculated at a variable rate of 2% over the prime per annum interest rate as set from time to time by Norwest Bank Minneapolis, N.A., Minneapolis, Minnesota (the "Interest Rate"), on any and all amounts that are at any time overdue and payable to Licensor under this Agreement, such interest being calculated on each such overdue amount from the date when such amount became due to the date of actual payment thereof. Such late payment fee shall be in addition to and not in lieu of any and all other rights or remedies that Licensor may have under this Agreement or law relating to a default by Licensee under this Agreement.

         4.6 Records. During the term of this Agreement and for three (3) years after termination of this Agreement, Licensee shall at all times maintain accurate and up-to-date records containing complete data from which amounts due to Licensor under this Agreement may be readily calculated. Further, Licensee shall preserve and permit examination of such records by Licensor's representatives at reasonable intervals and under reasonable conditions during the term of this Agreement and for three (3) years thereafter and, upon request, shall supply to Licensor's representatives all information useful in making a proper audit and verification of Licensee's performance of its obligations under this Agreement.

         5. INDEMNIFICATION.

         5.1 Indemnification by Licensor. Licensor shall indemnify and hold Licensee harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments and liabilities of any kind or nature arising out of the breach by Licensor of any of its warranties, representations and covenants under this Agreement.

         5.2 Indemnification by Licensee. Licensee shall indemnify and hold Licensor harmless from and against any and all claims, damages, costs (including reasonable attorneys' fees), judgments and liabilities of any kind or nature:
(a) arising out of the breach by Licensee of any of its covenants under this Agreement; or (b) arising out of or related to the use, development, manufacturing or marketing of the Products, Know-how or Licensed Patents, including but not limited to, product liability claims.

         6. PROTECTION AGAINST INFRINGEMENT. In the event that either party becomes aware of activity on the part of any, or a claim made by a, third party which may constitute or relate to infringement of the Licensed Patents, or any other intellectual property rights with respect to which Licensee is granted a license hereunder, that party shall give the other party written notice thereof. Licensee shall, at its option and at its sole expense, initiate and thereafter diligently maintain reasonable efforts to prevent and abate such infringement, including the initiation of an appropriate civil action for infringement and the taking of such other action as may be necessary or appropriate, to enforce the Licensed Patents or other intellectual property rights with respect to which Licensee is granted a license hereunder. In such event, (i) Licensor will permit the use of its name in, and as a party to, all such suits and execute all pleadings, documents and other papers necessary or appropriate in conjunction therewith and (ii) Licensee shall receive the full benefits of any action it takes pursuant to this subsection, including retaining all sums recovered in any such suit or in settlement thereof after paying Licensor the Earned Royalties which shall be calculated from the amount of Net Sales, if any, imputed to support any award of compensatory damages (as opposed to punitive or any other damages). Licensor may, at its option and its cost and expense, participate in meetings with Licensee and/or its counsel and receive all pleadings, documents and other related papers useful for the purpose of keeping Licensor informed of the status of any proceedings commenced by Licensee pursuant to this Section 6.

         7. TERM AND TERMINATION.

         7.1 Term. This Agreement shall commence on the effective date hereof and shall expire, unless earlier terminated pursuant to the terms of this Agreement, upon the expiration of the last of the Licensed Patents to expire.

         7.2 Termination. (a) If either party defaults in any of its obligations under this Agreement, the other party shall have the right to terminate this Agreement by giving ninety (90) days' written notice of termination specifying the reason for termination, provided that such notice will be of no effect and termination will not occur if the specified default is cured prior to the expiration of said ninety (90) day notice period.

         (b) Upon the termination of any license granted under this Agreement, Licensee may, after the effective date of such termination, sell any of its (i) completed Products, (ii) Products then in the process of manufacture and (iii) Products with respect to which manufacture has been committed at the time of termination by reason of either (x) any contracts for the purchase of materials to be used in the manufacture of such Products or (y) any contract for the sale of such Products. All such sales and uses shall be subject to the royalty provisions of Section 4 of this Agreement as though the termination of this Agreement had not occurred.

         (c) Except as expressly provided in Subsection 7.2(b), after termination of this Agreement, Licensee may not use, develop, market or sell the Products, Licensed Trademarks, Know-how, or Licensed Patents in any way or manner and Licensee shall take any and all steps reasonably requested by Licensor to fully document the complete vesting of all rights licensed hereunder to Licensee from Licensor upon any such termination.

         7.3 Continuing Obligations. Termination shall not relieve or release either party from its obligations to make any payment which may be owing to the other under the terms of this Agreement or from any other liability which either party may have to the other arising out of the terms of this Agreement. Additionally, notwithstanding anything contained herein to the contrary, Sections 3 and 5, and Subsections 4.2, 4.3, 4.4, 4.5 and 4.6 shall survive termination of this Agreement and remain in full force and effect; provided, that Licensor and Licensee hereby acknowledge that they may not bring claims against one another based upon the representations and warranties contained in
Section 3, except to the extent such representations and warranties are not accurate as of the date hereof.

         8. REGULATORY APPROVALS. Licensee shall submit a 510(k) notification filing to the FDA, prior to June 30, 1996, for the purpose of satisfying the required premarket notification before sale of the Products may begin.

         9. MISCELLANEOUS.

         9.1 Force Majeure. Neither party shall be responsible for any delay or failure in the performance of any obligation hereunder due to strikes, lockouts, fires, floods, acts of God, embargoes, wars, riots, or act or order of any government or governmental agency; provided, however, nothing set forth in this Subsection 9.1 shall be construed to relieve Licensee of the requirement that it pay minimum royalties pursuant to Subsection 4.3 hereof or suffer a loss of the licenses herein granted.

         9.2 Waiver. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of said party's right under this Agreement with respect to other violations.

         9.3 Remedies. Except as otherwise provided herein, the election by either party of any particular right or remedy shall not be deemed to exclude any other right or remedy and all rights and remedies of either party shall be cumulative. Except as otherwise provided herein, the parties agree that, in addition to any other relief afforded under the terms of this Agreement or by law, each party shall have the right to enforce this Agreement by injunctive or mandatory relief to be issued against the other party, it being understood that both damages and specific performance shall be proper modes of relief and are not to be considered as alternative remedies.

         9.4 Notices. All notices and replies thereto required hereunder shall be in writing, signed by the party giving notice, placed in an envelope and either delivered by hand or sent by facsimile or registered mail, postage prepaid, return receipt requested, and properly addressed to the other party. Notices sent by mail shall be deemed received on the date of receipt indicated by the receipt verification provided by the United States Postal Service. Notices sent by facsimile shall be deemed received on the date indicated on the sender's confirmation report. Notice shall be given, mailed or sent to the other party at the following addresses or at such other address as may be given by proper notice:

         If to Licensor:            Dr. Scott Dahlbeck
                                    716 Logan
                                    Holdrege, Nebraska 68949
                                    Fax No.:______________

         With a copy to:            Nawrocki, Rooney & Sivertson
                                    3433 Broadway Street N.E.
                                    Suite 401
                                    Minneapolis, MN 55413
                                    Attn:   John L. Rooney
                                    Fax No.:  612-331-2239

         If to Licensee:            CNS, Inc.
                                    Box 39802
                                    Minneapolis, MN 55439
                                    Attn: Richard E. Jahnke
                                    Fax No.: 612-835-5229

         With a copy to:            Lindquist & Vennum P.L.L.P.
                                    4200 IDS Center
                                    80 South 8th Street
                                    Minneapolis, MN  55402-2205
                                    Attn:  Patrick Delaney
                                    Fax No.:  612-371-3207

         Either party hereto may designate any other address for notices given hereunder by written notice to the other party given at least ten (10) days prior to the effective date of such change.

         9.5 Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof; there are no oral promises, representations or warranties. No modification of this Agreement or waiver of any of its terms shall be binding upon the parties unless said modification or waiver is in writing, signed by both parties, and states that it is an amendment to this Agreement.

         9.6 Parties in Interest. This Agreement shall inure to the benefit of, be binding upon, and be enforceable against the parties hereto, their respective successors and assigns.

         9.7 Governing Law. This Agreement shall be governed by, construed and enforced under the internal laws (and not the laws of conflicts) of the State of Minnesota.

         9.8 Severability. If any portion of this Agreement is held invalid by the final judgment of any court of competent jurisdiction, such portion shall be deemed revised or "blue lined" so that it is enforceable to the fullest extent possible under applicable law and the remaining provisions shall remain in full force and effect as if such invalid provision had not been included herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            CNS, INC.

/s/ Scott Dahlbeck                          By:     /s/ Richard E. Jahnke
Scott Dahlbeck, M.D.                         Its:   President



                                  SCHEDULE 4.3

                                MINIMUM ROYALTIES

                                                        Minimum Royalties
   Period                                                   Per Quarter

1. All Contract Quarters prior to completion       $[Confidential Treatment Requested]
   of the first full Contract Year of royalty
   payments.

2. Contract Quarters during second Contract        $[Confidential Treatment Requested]
   Year of royalties.

3. Contract Quarters during third Contract         $[Confidential Treatment Requested]
   Year of royalties.

4. All Contract Quarters after third Contract      $[Confidential Treatment Requested]
   Year and prior to termination of the Agreement
